EXHIBIT 99

EMPIRE PETROLEUM COMMENCES 2023 DEVELOPMENT PROGRAM

TULSA, Okla., October 11, 2023 -- (BUSINESS WIRE) -- Empire Petroleum Corporation (NYSE American: EP) ("Empire" or the "Company"), an oil and gas company with current producing assets in New Mexico, North Dakota, Montana, Texas, and Louisiana, today announced the formal commencement of its 2023 drilling program with the recent spud of a new well at its North Dakota asset (the “Starbuck” Field).

The Company’s capital development programs in 2023 and 2024 have been designed to ensure cost-effective production growth with a strong rate of return. By applying lessons learned from multiple testing methods during the pilot program at Starbuck in 2022, Empire formally moved to the initial phase of the Company’s overall development efforts with the Starbuck drilling program. A pilot drilling program on Empire’s New Mexico assets is expected to begin in 2024. For additional discussion of the Company’s development programs, financial performance and other corporate information, please see the Company’s second quarter of 2023 presentation located on Empire’s website under the “Investor Relations” section.

Additional specifics concerning the Starbuck drilling program include:

•	10-14 drilled wells;
•	Average lateral length per well of approximately 2,300 feet in Phase 1, with a 5,900-foot length in Phase 2;
•	Average capital spend per well of $1.6-$1.8 million; and
•	Total capital spending for the program of $20-$22 million.

Mike Morrisett, President and Chief Executive Officer of Empire, said, “Yesterday, we spudded our first well in North Dakota marking the beginning of redevelopment plans aimed at unlocking significant opportunities across all of Empire Petroleum’s assets. Starbuck surface facilities are nearing completion and ready to bring additional production online in 2023 Q4. Our drilling and development programs are well-designed and focused on our highest potential rate-of-return assets as we focus on growing our core oil assets through enhanced oil & gas recovery methods to materially improve performance. We are clearly excited to begin our Starbuck drilling program and also move forward with the further development of our New Mexico assets in 2024 through a targeted pilot drilling program. We look forward to providing more specifics concerning the Starbuck drilling program and our development efforts in New Mexico over the coming months.”

Mr. Morrisett continued, “As important, we thank all of our employees and team members for their tireless work and dedication as we focus on responsibly growing the Company for the benefit of our shareholders.”

Phil Mulacek, Chairman of the Board at Empire, said, “My investment in Empire is based on my conviction in our management team’s ability to execute on our strategy to strategically develop the Company’s collective group of assets by focusing on the highest rate-of-return opportunities – meaning areas that have the strongest multiple for growth. As such, I am excited to formally embark on the Company’s targeted drilling program in North Dakota.”

About Empire Petroleum

Empire Petroleum Corporation is a publicly traded, Tulsa-based oil and gas company with current producing assets in New Mexico, North Dakota, Montana, Texas, and Louisiana. Management is focused on organic growth and targeted acquisitions of proved developed assets with synergies with its existing portfolio of wells. More information about Empire can be found at www.empirepetroleumcorp.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s estimates, strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2022, and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and other risks and uncertainties related to the conduct of business by the Company. Other than as required by applicable securities laws, the Company does not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations, or otherwise.

Contacts

Empire Petroleum Corporation:
Mike Morrisett, President and CEO
539-444-8002
info@empirepetrocorp.com

Investor Relations:
Al Petrie Advisors
Wes Harris, Partner
281-740-1334
wes@alpetrie.com